UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PACKETEER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 24, 2006
PROXY STATEMENT 2006 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL YEAR 2005
OPTION EXERCISES IN FISCAL YEAR 2005 AND DECEMBER 31, 2005 OPTION VALUES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PRICE PERFORMANCE
EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

PACKETEER, INC.
10201 North De Anza Boulevard
Cupertino, CA 95014
(408) 873-4400

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 24, 2006

TO OUR STOCKHOLDERS:
      NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (“the 2006 Annual Meeting”) of Packeteer, Inc., a Delaware corporation (together with its subsidiaries hereinafter referred to as “Packeteer,” “Company,” “we,” “us,” and “our”), will be held on Wednesday, May 24, 2006 at 10:00 a.m., Pacific Time, at the Cypress Hotel, 10050 South De Anza Boulevard, Cupertino, CA 95014, for the following purposes:
      1. To elect three directors to serve until the 2009 Annual Meeting of Stockholders, and until their successors are duly elected and qualified;
      2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006; and
      3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
      The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the 2006 Annual Meeting and any postponement or adjournment thereof. Only our stockholders of record as of the close of business on that date will be entitled to receive notice of and to vote at the 2006 Annual Meeting or any postponement or adjournment thereof. For ten days prior to the 2006 Annual Meeting, a list of stockholders entitled to vote at the 2006 Annual Meeting will be available for inspection during ordinary business hours at our executive offices located at 10201 North De Anza Boulevard, Cupertino, California.
      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Record holders may also vote electronically via the Internet or telephonically by following the instructions on the proxy card. Our transfer agent, which is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether delivered by telephone, proxy or ballot or electronically via the Internet. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

      Your vote is very important, regardless of the number of shares you own and whether or not you plan to attend the meeting. Please read the attached proxy statement carefully, complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the proxy card to vote by telephone or electronically through the Internet. Returning your proxy card or voting by telephone or electronically through the Internet will ensure that your vote is counted if you later decide not to attend the meeting.

By Order of the Board of Directors of Packeteer, Inc.,

David C. Yntema
Secretary
Cupertino, California
April 14, 2006

PACKETEER, INC.
10201 North De Anza Boulevard
Cupertino, CA 95014
(408) 873-4400

PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS

       The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Packeteer, Inc., a Delaware corporation (“Packeteer,” “Company,” “we,” “us,” and “our”), for use at the 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”) to be held on Wednesday, May 24, 2006 at 10:00 a.m., Pacific Time, at the Cypress Hotel, 10050 South De Anza Boulevard, Cupertino, California 95014, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2006 Annual Meeting of Stockholders. Packeteer’s principal executive offices are located at 10201 North De Anza Boulevard, Cupertino, California 95014. Packeteer’s telephone number at that location is (408) 873-4400.
      We intend to mail this proxy statement and accompanying proxy card on or about April 14, 2006 to all stockholders entitled to vote at the meeting.
INFORMATION CONCERNING SOLICITATION AND VOTING
Record Date and Share Ownership
      Stockholders of record at the close of business on March 31, 2006 (the “Record Date”) are entitled to notice of and to vote at the 2006 Annual Meeting. At the Record Date, 34,676,325 shares of Packeteer common stock (“Common Stock”) were issued and outstanding and held of record by approximately 340 stockholders.
Voting and Solicitation
      Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the 2006 Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. For purposes of determining the presence of a quorum, abstentions and “broker non-votes” will be counted by the Company as present at the meeting. Abstentions will also be counted by the Company in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal.
      A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of independent registered public accounting firm. Non-routine matters include amendments to stock plans.
      The cost of soliciting proxies will be borne by Packeteer. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, we have retained MacKenzie Partners, a proxy solicitation firm, for assistance in connection with the 2006 Annual Meeting at a cost of approximately $4,000 plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.
Voting Electronically via the Internet or by Telephone
      Stockholders whose shares are registered in their own names may vote either by returning a proxy card, electronically via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting electronically via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote electronically via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Packeteer (attention: David C. Yntema, Secretary) at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2006 Annual Meeting and voting in person.
Voting of Proxies
      All valid proxies received before the 2006 Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.
Stockholder Proposals for 2006 Annual Meeting
      Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules of the Securities and Exchange Commission (the “SEC”). For a stockholder proposal to have been included in our proxy materials for the 2006 Annual Meeting, the proposal must have been received by David C. Yntema, Secretary, Packeteer, Inc., at 10201 North De Anza Boulevard, Cupertino, California 95014, our principal executive offices, not later than December 14, 2005. As of December 14, 2005, we had not received any stockholder proposals to be voted on at the 2006 Annual Meeting.
      Stockholder business that is not included in our proxy materials for the 2006 Annual Meeting may be brought before the 2006 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices at 10201 North De Anza Boulevard, Cupertino, California 95014, not earlier than March 25, 2006 and no later than May 4, 2006. Should a stockholder proposal be brought before the 2006 Annual Meeting, however, our management proxyholders will be authorized by our proxy form for the 2006 Annual Meeting to vote for or against the proposal, in their discretion.
Stockholder Proposals for 2007 Annual Meeting of Stockholders
      For a stockholder proposal to be included our proxy materials for the 2007 Annual Meeting of Stockholders (“the 2007 Annual Meeting”), the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 15, 2006.

      Stockholder business that is not intended for inclusion in our proxy materials for the 2007 Annual Meeting may be brought before the 2007 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than sixty days prior to the date of the 2007 Annual Meeting and no later than twenty days prior to the date of the 2007 Annual Meeting. Should a stockholder proposal be brought before the 2007 Annual Meeting, however, our management proxyholders will be authorized by our proxy form for the 2007 Annual Meeting to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on February 28, 2007.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
      Our Board is divided into three classes with staggered three-year terms. The number of directors is determined from time to time by the Board. The Board currently consists of seven members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a three-year term ending on the date of the third annual meeting after his or her election and until his or her successor has been elected and duly qualified. Stockholders may not cumulate votes in the election of directors.
      Three directors are to be elected at this 2006 Annual Meeting to serve until the 2009 Annual Meeting or until their successors are elected and duly qualified. The nominees for election by the stockholders to these positions are Messrs. L. William Krause, Bernard F. Mathaisel and Peter Van Camp, each of who is an incumbent director whose term expires on the date of the 2006 Annual Meeting. In the event any of these nominees are unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board or the proxyholders to fill such vacancy, or the Board may be reduced in accordance with our Bylaws. The Board has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.
      Set forth below is information concerning the ages and backgrounds of the nominees and the other incumbent directors:
Directors to be Elected at the 2006 Annual Meeting
      L. William Krause, age 63, has served as a director of Packeteer since March 2001. Mr. Krause has been Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, since April 2002 and Chief Executive Officer from April 2002 until June 2004. In addition, Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communication Systems, Inc., Core-Mark Holding, Inc., Sybase, Inc., Trizetto Group, Inc. and a privately held company. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary doctorate of science from The Citadel.
      Bernard F. (Bud) Mathaisel, age 61, has served as a director of Packeteer since December 2004. Mr. Mathaisel has served as Chief Information Officer of Solectron Corporation, an electronics manufacturer and integrated supply chain service provider, since August 1999, Senior Vice President since November 2004 and Corporate Vice President from August 1999 until November 2004. Prior to joining Solectron, he served as Chief Information Officer of Ford Motor Company from March 1997 to July 1999. Prior to Ford, Mr. Mathaisel was a National Partner at Ernst & Young LLP. Mr. Mathaisel has also held various executive positions at Walt Disney Company and Temple, Barker and Sloane, Inc. Mr. Mathaisel currently serves on the editorial advisory board of CIO Magazine, on the board of directors of a privately held software company, and is technology advisor to several venture capital firms. Mr. Mathaisel holds a B.S. in aeronautics and astronautics and an M.S. in operations research from Massachusetts Institute of Technology.
      Peter Van Camp, age 50, has served as a director of Packeteer since May 2001. Mr. Van Camp serves as Chief Executive Officer and on the board of directors of Equinix, Inc., an Internet infrastructure services company. Prior to joining Equinix in May 2000, he served as President, Americas Region for UUNet, a division of WorldCom, Inc., an Internet services company, beginning in January 1997. From October 1982 until January 1997, Mr. Van Camp served as President and Vice President of Sales of CompuServe Network Services, the corporate data networking division of CompuServe, Inc., a network services company. Mr. Van Camp holds a B.S. in accounting with a concentration in computer science from Boston College.

Directors Whose Terms Expire in 2007
      Dave Côté, age 51, has served as President, Chief Executive Officer and director of Packeteer since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Networks). Mr. Côté holds an M.B.A. in business administration from California State University at Sacramento and a B.S. from the University of California at Davis.
Directors Whose Terms Expire in 2008
      Steven J. Campbell, age 64, has served as Chairman of the Board of Packeteer since its inception and served as Packeteer’s Chief Executive Officer from January 1996 through April 1996. Mr. Campbell was a founder of StrataCom, Inc., a network switching equipment company which was acquired by Cisco Systems in July 1996, where he was employed from January 1986 to June 1986 as Chief Executive Officer, and then from June 1986 to 1990 as Vice President of Engineering and Operations. He headed the PBX development at Rolm Communications, Inc., a telecommunications company, from 1978 through 1983 and held various positions at Intel Corporation, from 1972 through 1978. Mr. Campbell holds a B.S. in electrical engineering from Oregon State University and an M.S. in electrical engineering from Santa Clara University.
      Craig W. Elliott, age 45, has served as a director of Packeteer since April 1996. From April 1996 until his retirement in May 2002, Mr. Elliott served as President and Chief Executive Officer of Packeteer. Prior to joining Packeteer, Mr. Elliott served as International General Manager of Apple Computer, Inc.’s Online Internet Division from January 1991 to March 1996. From November 1987 to May 1990, Mr. Elliott served as Apple’s Product Business Manager in charge of Networking and Communication Products. Mr. Elliott currently serves on the board of directors of a privately held company. Mr. Elliott holds a B.S. from Iowa State University.
      Joseph A. Graziano, age 62, has served as a director of Packeteer since February 1996. From June 1989 to December 1995, Mr. Graziano was Executive Vice President and Chief Financial Officer of Apple Computer, Inc. and served as a director of Apple from June 1993 until October 1995. From May 1987 to June 1989, Mr. Graziano served as Chief Financial Officer of Sun Microsystems, Inc. From October 1981 to May 1985, he was Chief Financial Officer of Apple Computer, Inc. Mr. Graziano currently serves as a director of Pixar, Inc. Mr. Graziano holds a B.S. in accounting, received an honorary doctorate of business from Merrimack College and is a certified public accountant.
Board of Directors
      Board Independence. Our Board has determined that, except for Mr. Côté, our current President and Chief Executive Officer, all of its members are “independent” as defined in the applicable listing requirements of The Nasdaq Stock Market, or Nasdaq. In addition, our Board has determined that each member of the Audit Committee satisfies the independence requirements for audit committee members set forth in applicable Nasdaq and SEC rules.
      Board Meetings. Our Board met for six regularly scheduled meetings and four special meetings during the last fiscal year. The independent members of the Board also met at regularly scheduled meetings at which only independent directors were present.
      The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee (which was previously named the Nominating Committee). In June, 2003, our Board also appointed a special committee, presently consisting of Mr. Krause, that has authorized the Company to negotiate a settlement of the pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers in connection with the amended complaint, captioned In re Packeteer, Inc. Initial Public Offering Securities

Litigation, 01-CV-10185 (SAS), which was filed on April 20, 2002 and is described further in our Annual Report on Form 10-K for the year ended December 31, 2005. During the last fiscal year, the Audit Committee met for four regularly scheduled meetings and one special meeting, the Compensation Committee met for five regularly scheduled meetings and one special meeting, and the Corporate Governance and Nominating Committee met for two regularly scheduled meetings. During the last fiscal year, all directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board in which they served.
      The Company will make every effort to schedule its annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All directors shall make every effort to attend the company’s annual meeting of stockholders absent an unavoidable and irreconcilable conflict. Messrs. Côté, Campbell and Mathaisel attended our 2005 Annual Meeting of Stockholders.
      Corporate Governance and Standing Board Committees. The Board has adopted a Code of Business Conduct and Ethics (the “Code”), which outlines the principles of legal and ethical business conduct under which we do business. The Code is applicable to all of our directors, officers and employees. The Code is available at http://www.packeteer.com/company/investors/corpgov.cfm. Any substantive amendment or waiver of the Code relating to executive officers or directors will be made only after approval by a committee comprised of a majority of our independent directors and will be promptly disclosed on our website within four business days.
      The Board has also adopted a written charter for each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each charter is available on the Company’s website at http://www.packeteer.com/company/investors/corpgov.cfm.
      Audit Committee. The primary functions of the Audit Committee include overseeing our accounting and financial reporting processes and the audits of our financial statements, including monitoring the adequacy of our system of financial reporting and internal accounting controls and procedures, reviewing the qualifications, independence and performance, and approving the terms of engagement of, our independent registered public accounting firm, reviewing and pre-approving any audit and permissible non-audit services that may be performed by our independent registered public accounting firm, reviewing and approving any related party transactions, reviewing with our management and the independent registered public accounting firm our interim and year-end operating results, reviewing our critical accounting policies and the application of accounting principles and preparing any reports required under SEC rules.
      During the last fiscal year, our Audit Committee consisted of Messrs. Campbell, Graziano (Chairperson) and Mathaisel. The Board has determined that all Audit Committee members are “independent” as defined in the applicable listing requirements of Nasdaq, that all members possess the level of financial literacy required by applicable Nasdaq and SEC rules and that at least one member of the Audit Committee, Mr. Graziano, is a “financial expert” as defined by the rules and regulations of the SEC. The report of the Audit Committee is included in this annual report.
      Compensation Committee. The primary functions of the Compensation Committee include reviewing and approving the compensation of our executive officers, including the Chief Executive Officer, reviewing director compensation, administering our equity incentive plans and preparing any reports required under SEC rules. From January to December 2005, our Compensation Committee consisted of Messrs. Krause (Chairperson) and Van Camp. In December 2005, the Board appointed Mr. Craig W. Elliott to the Compensation Committee. As of the end of the last fiscal year, our Compensation Committee consisted of Messrs. Elliott, Krause (Chairperson) and Van Camp, each of whom the Board has determined is “independent” as defined in the applicable listing requirements of Nasdaq. The report of the Compensation Committee is included in this annual report.
      Corporate Governance and Nominating Committee. The primary functions of the Corporate Governance and Nominating Committee include identifying and selecting or recommending director nominees for each election of directors, developing and recommending to the Board criteria for selecting qualified director candidates, considering committee member qualifications, appointment and removal, recommending codes of conduct and compliance mechanisms applicable to the Company and providing oversight in the evaluation of the Board and each committee. During the last fiscal year, our Corporate Governance and Nominating Committee consisted of Messrs. Krause (Chairperson) and Graziano, each of whom the Board has determined is “independent” as defined in the applicable listing requirements of Nasdaq.
      When considering the nomination of directors for election at an annual meeting, the Corporate Governance and Nominating Committee will review annually the results of an evaluation performed by the Board, and the needs of the Board for various skills, experience or other characteristics. The Corporate Governance and Nominating Committee’s assessment of the Board’s needs will include issues of diversity, age, skills such as an understanding of technology, finance and marketing, manufacturing and international background, and expected contributions to the Board.
      When reviewing a potential candidate for nomination as director, including an incumbent whose term is expiring, the Corporate Governance and Nominating Committee will consider the perceived needs of the Board, the candidate’s relevant background, experience, skills and expected contributions, and the qualification standards established from time to time by the Corporate Governance and Nominating Committee. With respect to such standards, it is the Corporate Governance and Nominating Committee’s goal to assemble a Board that has a diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our global activities. In addition, the Corporate Governance and Nominating Committee believes that members of the Board should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. In addition to the benefits of diverse viewpoints, the Corporate Governance and Nominating Committee may also take into account the benefits of a constructive working relationship among directors. Members of the Board will be expected to rigorously prepare for, attend, and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, are in the best interests of Packeteer and our stockholders.
      The Corporate Governance and Nominating Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Corporate Governance and Nominating Committee believes that the Board requires additional candidates for nomination, it will engage, as appropriate, a third party search firm to assist in identifying qualified candidates. As part of the nominating process, all incumbent directors and non-incumbent nominees will be required to submit a completed form of directors’ and officers’ questionnaire and all incumbent directors may be required to participate in a self-assessment process. The nomination process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Corporate Governance and Nominating Committee.
      In addition, stockholders may recommend or nominate directors for election at an annual meeting, provided the advance notice requirements set forth in our Bylaws have been met. Candidates recommended by stockholders will be evaluated against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Communication with Directors
      Any stockholder who desires to contact our Chairman of the Board or any of the other members of the Board may do so in writing by mail to: Chairman of the Board of Directors, Packeteer, Inc., 10201 North De Anza Boulevard, Cupertino, California 95014; or by email to our Corporate Secretary: dyntema@packeteer.com. The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary in consultation with our corporate counsel. The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Director Compensation
      Our employee directors do not receive any compensation for their services as members of the Board. Beginning January 1, 2005, each non-employee Board member who is “independent,” as that term is defined by the applicable Nasdaq rules, is eligible to receive cash compensation in a fiscal year as follows:

•	each non-employee Board member will receive an annual retainer of $20,000, payable at the rate of $5,000 per quarter;

•	each non-employee member of the Audit Committee will receive an annual retainer of $12,000, payable at the rate of $3,000 per quarter, each non-employee member of the Compensation Committee will receive an annual retainer of $8,000, payable at the rate of $2,000 per quarter, and each non-employee member of the Corporate Governance and Nominating Committee will receive an annual retainer of $6,000, payable at the rate of $1,500 per quarter; and

•	the chair of the Audit Committee will receive an additional annual retainer of $8,000, payable at the rate of $2,000 per quarter, the chair of the Compensation Committee will receive an additional annual retainer of $6,000, payable at the rate of $1,500 per quarter and the chair of the Corporate Governance and Nominating Committee will receive an annual retainer of $4,000, payable at the rate of $1,000 per quarter.
      In addition, under the Automatic Option Grant Program for non-employee directors as currently in effect under the 1999 Stock Incentive Plan (the “1999 Plan”), our non-employee directors are eligible to receive option grants as follows:

•	each individual who first joins the Board after May 22, 2002 as a non-employee director will be automatically granted, at the time of such initial election or appointment, an initial option to purchase 30,000 shares of our Common Stock, provided such person has not previously been in our employ; and

•	each incumbent non-employee director who is to continue to serve as a non-employee director after the date of each annual stockholders meeting, whether or not such individual is standing for re-election at that particular annual meeting, will be automatically granted, on the date of that annual meeting, an option to purchase 15,000 shares of our Common Stock.
      Each option granted to non-employee directors under the Automatic Option Grant Program has or will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date, and has or will have a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as a Board member. Each option granted to a non-employee director under the Automatic Option Grant Program is immediately exercisable for all the shares subject to the option, but any shares purchased under the option will be subject to repurchase by Packeteer, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each initial option grant will vest in a series of six successive equal semi-annual installments upon the optionee’s completion of each six months of Board service over the thirty-six month period measured from the date of grant. The shares subject to each option granted in connection with and on the date of an annual stockholders meeting will be subject to a two year vesting period whereby such annual option grants will vest in a series of two successive equal annual installments upon the optionee’s completion of each year of service as a Board member over the two year period measured from the option grant date. The shares subject to each option granted to a non-employee director under the Automatic Option Grant Program will immediately vest in full upon a change in control or ownership as described in the 1999 Plan or upon the optionee’s death or disability while a Board member.
      In 2005, Messrs. Campbell, Elliott, Graziano, Krause, Mathaisel and Van Camp each received cash compensation per the standard arrangements described above and on May 24, 2005, the date of the 2005 Annual Meeting of Stockholders, such directors each received an automatic option grant for 15,000 shares of Common Stock. The exercise price per share in effect under each such option was $12.12, the fair market value per share of Common Stock on the grant date.

      Under the terms of indemnification agreements that we enter into with each of our directors, we are obligated to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board. In addition, our Certificate of Incorporation provides that, to the greatest extent permitted by the Delaware General Corporation Law, its directors shall not be liable for monetary damages for breach of fiduciary duty as a director.
Vote Required
      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, which means that if the quorum requirements are met, the three nominees receiving the highest number of votes will be elected at the 2006 Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them “FOR” the nominees named above. Abstentions and broker non-votes have no effect on the vote.
Recommendation of the Board
      The Board unanimously recommends that the stockholders vote “FOR” election of the nominees named above.

EXECUTIVE OFFICERS
      Our executive officers and information concerning their ages and background as of April 1, 2006 are listed below:

Dave Côté	51	President, Chief Executive Officer and Director
Arturo Cázares	44	Vice President, Worldwide Sales
Manuel R. Freitas	57	Vice President, Operations and Customer Support
Nelu Mihai	50	Vice President, Engineering
Ajmal Noorani	44	Vice President, Business Development
Greg Pappas	43	Vice President, Human Resources
David Puglia	52	Vice President, Marketing
David C. Yntema	61	Chief Financial Officer and Secretary
      Dave Côté has served as President, Chief Executive Officer and director of Packeteer since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Networks). Mr. Côté holds an M.B.A. in business administration from California State University at Sacramento and a B.S. from the University of California at Davis.
      Arturo Cázares has served as Vice President, Worldwide Sales at Packeteer since January 2004. Previously, he served as Senior Vice President, Worldwide Sales and Marketing at Menlo Worldwide, a supply chain logistics and transportation company, from September 2002 to January 2004. From July 1992 through August 2002, Mr. Cázares served in various executive management positions at 3Com Corporation. Most recently as Vice President, Sales, Service & Marketing for 3Com’s Business Connectivity Company from June 2001 through September 2002 and from April 2001 to June 2001 Mr. Cázares served as Vice-President of Worldwide Services. Mr. Cázares served as Vice President for 3Com EMEA from April 1999 through April 2001, prior to that Mr. Cázares was Vice President for 3Com Americas International. Prior to 3Com, Mr. Cázares worked at Sun Microsystems and Fujitsu America. Mr. Cázares holds a M.B.A. and a B.S. in Electrical Engineering from Stanford University.
      Manuel R. Freitas has served as Vice President, Operations and Customer Support at Packeteer since May 2000. Mr. Freitas served as an independent operations management consultant from April 1999 until November 1999 and then again from February 2000 through May 2000. Previously, he served as Vice President of Customer Operations for Vividence Corporation, an Internet services company, from November 1999 to February 2000. From February 1990 to March 1999, Mr. Freitas served in various positions at Adobe Systems, Inc., including Vice President of Worldwide Customer Operations from October 1995 to March 1999, interim Vice President of Sales and Support for the Americas from April 1998 to November 1998 and Director of OEM and Developer Support from February 1990 to September 1995. Prior to joining Adobe, Mr. Freitas served in product management, field operations management, and sales management positions at Schlumberger Technologies from 1980 to 1989. Mr. Freitas holds a B.A. in business administration from William Patterson College.
      Nelu Mihai has served as Vice President, Engineering at Packeteer since January 2006. From August 2005 to January 2006, Mr. Mihai provided consulting services as mergers and acquisition program management director to Innopath Software, Inc., a wireless software company. From September 2004 through July 2005, he was involved as founder and Vice President, Engineering with Spiridus Networks a network security company. From July 2004 through August 2004, Mr. Mihai served as strategic consultant to the executive team at Narus Corporation, a network management and security company. Beginning in April 2003, he served at CloudShield Technologies, Inc., a network server company, first as Senior Vice President Engineering & Customer Operations until August 2003, then as Senior Vice President of Engineering &

Operations until March 2004. From January 2002 through March 2003, Mr. Mihai served as a consultant, founding partner and General Manager of SLA Partners, an international technology consulting company. Prior to SLA Partners, Mr. Mihai served in various positions at CPlane, Inc., a network software company, including Chief Executive Officer from October 2000 to December 2001, Chief Operating Officer from March 2000 to September 2000 and Vice President of Engineering from December 1999 to February 2000. Mr. Mihai holds a Ph.D in Computer Science from the Institute of Atomic Physics at the University of Bucharest and an M.S. in computer engineering from Polytechnic University of Bucharest.
      Ajmal Noorani has served as Vice President, Business Development at Packeteer since April 2003. Prior to joining Packeteer, Mr. Noorani served as a Vice President and an Executive-in-Residence at Garage Technology Ventures from January 2002 until March 2003. From May 1996 until July 2001, Mr. Noorani served in various executive operations positions at iGate Corporation, a global IT consulting firm, most recently as Chairman of Itiliti Inc., a subsidiary of iGate, from February 2000 until July 2001. Prior to joining iGate, he served from August 1994 until May 1996 as Assistant Vice President at Mellon Bank Corporation. Mr. Noorani holds an M.B.A. from Carnegie Mellon University and a B.S. in mechanical engineering from Maharaja Sayajirao University of Baroda, India.
      Greg Pappas has served as Vice President of Human Resources of Packeteer since November 2005. From July 2004 through October 2005, Mr. Pappas served as Vice President of Human Resources of Extended Systems, Inc., a mobility software company. From June 2000 through July 2004, Mr. Pappas served as Vice President of Human Resources for GlobalEnglish Corporation, an Internet e-learning company. Prior to joining GlobalEnglish, from November 1998 through June 2000 Mr. Pappas served as Vice President of Human Resources for Inference Corporation, a knowledge management software company acquired by E-Gain Corporation. Mr. Pappas holds a B.S. in human resource administration from Kennedy-Western University.
      David Puglia has served as Vice President, Marketing of Packeteer since April 2004. Prior to joining Packeteer, Mr. Puglia served as Senior Vice President of Global Marketing for Aspect Communications Corporation, an enterprise application software company, from March 1999 through April 2004. From October 1996 through March 1999, Mr. Puglia served as Vice President of Marketing for Aurigin Inc., an intellectual property asset management company. Mr. Puglia holds a B.S. in computer science and a B.S. in psychology from Rutgers University.
      David C. Yntema has served as Chief Financial Officer and Secretary of Packeteer since January 1999. From May 1994 through August 1998, Mr. Yntema served as Chief Financial Officer and Vice President, Finance and Administration of VIVUS, Inc., a pharmaceutical company. Prior to joining VIVUS, Mr. Yntema served as Chief Financial Officer for EO, Inc., a handheld computer company, MasPar Computer Corporation, a massively parallel computer company, and System Industries, a storage subsystem company and has held a variety of other financial and general management positions. Mr. Yntema holds an M.B.A. from the University of Michigan, a B.A. in economics and business administration from Hope College and is a certified public accountant.
      Our officers are appointed by the Board on an annual basis and serve until their successors have been duly appointed and qualified.
      There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION
Executive Compensation
      The following table sets forth certain summary compensation information with respect to the compensation earned for services rendered to Packeteer for each of the last three fiscal years by its Chief Executive Officer and each of the four other most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2005 exceeded $100,000 (collectively, the “Named Executive Officers”). No executive officers who would have otherwise been included in such table have been excluded by reason of his or her termination of employment or change in executive status during the year.
SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation

					Securities	All
		Annual Compensation			Underlying	Other
					Options	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Granted (#)	($) (2)

Dave Côté	2005	359,000	164,254		138,000	1,844
President and Chief Executive Officer	2004	320,000	136,405		125,000	1,764
	2003	300,000	182,725		37,500	1,155
Arturo Cázares(3)	2005	230,000	203,120	(4)	50,000	533
Vice President Worldwide Sales	2004	219,086	167,187	(5)	220,000	960
Manuel R. Freitas	2005	215,000	65,579		60,000	1,961
Vice President, Operations and	2004	207,000	60,119		40,000	2,035
Customer Support	2003	198,000	82,478		110,000	2,083
David Puglia(6)	2005	232,000	70,765		60,000	1,143
Vice President, Marketing	2004	159,375	13,412		175,000	874
David C. Yntema	2005	240,000	73,205		60,000	3,406
Chief Financial Officer	2004	225,000	64,502		40,000	3,432
	2003	203,000	84,358		110,000	2,143

(1)	Figures for the 2005 fiscal year represent amounts earned during the 2005 fiscal year. See “Report of the Compensation Committee on Executive Compensation” for information concerning the determination and payment of bonuses.

(2)	Represents premiums paid for group term life insurance benefits.

(3)	Mr. Cázares joined Packeteer in January 2004.

(4)	Represents $25,875 in bonuses earned in 2005 and $177,245 in commissions.

(5)	Represents $44,381 in bonuses earned in 2004 and $122,806 in commissions.

(6)	Mr. Puglia joined Packeteer in April 2004.

OPTION GRANTS IN FISCAL YEAR 2005
      The following table sets forth the specified information about the grants of options to purchase our Common Stock made during the 2005 fiscal year to the Named Executive Officers.

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Price Appreciation for
	Underlying	Granted to	Exercise		Option Term (1)
	Options	Employees in	Price	Expiration
Name	Granted(2)	2005(3)	($/Share)(4)	Date	5% ($)	10% ($)

Dave Côté	138,000	7.89%	14.00	1/26/2015	1,215,024	3,079,110
Arturo Cázares	50,000	2.86	14.00	1/26/2015	440,226	1,115,620
Manuel R. Freitas	60,000	3.43	14.00	1/26/2015	528,271	1,338,744
David Puglia	60,000	3.43	14.00	1/26/2015	528,271	1,338,744
David C. Yntema	60,000	3.43	14.00	1/26/2015	528,271	1,338,744

(1)	Potential gains are net of the exercise price, but before taxes associated with the exercise. The potential realizable value is calculated based on the term of the option on the date of grant, which is ten years. It is calculated assuming that the fair market value of the Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. There can be no assurance provided to any executive officer or other holder of the Common Stock that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on the future performance of our Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants which were made to the Named Executive Officers with an exercise price equal to the fair market value of the Common Stock on the grant date.

(2)	These options were granted under the 1999 Plan and will vest and become exercisable in the following manner: 25% of the shares vest and are exercisable upon completion of twelve months of service measured from the date of grant (January 26, 2005) and the remainder of the shares in thirty-six equal monthly installments upon completion of each additional month of service thereafter. See “Employment Agreements and Termination of Employment and Change in Control Arrangements” for a description of the applicable acceleration features. The options have a ten-year term, subject to early termination following cessation of service. See “Report of the Compensation Committee on Executive Compensation” for additional information about the determination of the award and size of option grants.

(3)	Based on an aggregate of 1,749,508 options granted to employees and directors during the 2005 fiscal year.

(4)	The exercise price per share of the options was equal to the fair market value of the Common Stock on the date of grant as determined by the closing selling price as reported by The Nasdaq Stock Market.

OPTION EXERCISES IN FISCAL YEAR 2005 AND
DECEMBER 31, 2005 OPTION VALUES
      The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 2005 and exercisable and unexercisable options held as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2005(1)		December 31, 2005 ($)(2)
	Acquired on	Value Realized
Name	Exercise	($)(3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dave Côté	50,000	399,470	412,238	338,262	1,387,750	533,750
Arturo Cázares	—	—	105,416	164,584	—	—
Manuel R. Freitas	69,999	472,413	107,500	110,626	12,751	—
David Puglia	—	—	72,916	162,084	—	—
David C. Yntema	25,000	286,776	202,915	110,626	133,235	—

(1)	Options vest and become exercisable in the following manner: 25% of the shares vest and are exercisable upon completion of twelve months of service measured from the date of grant and the remainder of the shares vest in thirty-six equal monthly installments upon completion of each additional month of service thereafter. See “Employment Agreements and Termination of Employment and Change in Control Arrangements” for a description of the applicable acceleration features.

(2)	Based on a market value of $7.77 per share, the closing selling price of the Common Stock as reported by The Nasdaq Stock Market on December 31, 2005, less the exercise price payable for those shares. These values have not been, and may never be, realized.

(3)	Represents the difference between the aggregate fair market value of the purchased shares at the time of exercise and the aggregate exercise price paid for the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information known to Packeteer with respect to beneficial ownership of the Common Stock as of March 31, 2006 of (i) each beneficial owner of five percent or more of the outstanding shares of the Common Stock, (ii) each director or director nominee, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of Packeteer as a group.

	Common Stock

	Number of
	Shares	Percent of
Name of Beneficial Owner	Beneficially Held	Class(1)

T. Rowe Price Associates, Inc.(2)	3,626,150	10.46
100 E. Pratt Street Baltimore, MD 21202
Royce & Associates, LLC(3)	2,968,900	8.56
1414 Avenue of the Americas New York, NY 10019
Palo Alto Investors, LLC(4)	2,205,500	6.36
470 University Avenue Palo Alto, CA 94301
Barclays Global Investors, NA(5)	2,013,485	5.81
45 Fremont Street, 17th Floor San Francisco, CA 94105
Dave Côté(6)	537,666	1.53
Craig W. Elliott(7)	478,650	1.36
Steven J. Campbell(8)	411,896	1.19
David C. Yntema(9)	269,168	*
Joseph A. Graziano(10)	246,000	*
Arturo Cázares(11)	145,999	*
Manuel R. Freitas(12)	128,464	*
David Puglia(13)	112,145	*
Peter Van Camp(14)	85,000	*
L. William Krause(15)	64,500	*
Bernard F. Mathaisel(16)	45,000	*
All directors and officers as a group (14 persons) (17)	2,619,445	7.14

*	Less than 1%.

(1)	As of March 31, 2006, we had outstanding 34,676,325 shares of Common Stock. The persons named in this table have sole voting and/or investment power with respect to all shares of Common Stock shown as beneficially owned by them unless as otherwise noted below. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock, which that person could purchase by exercising outstanding options and options that will become exercisable within 60 days of March 31, 2006, including any outstanding options which are immediately exercisable, are deemed outstanding for the purpose of computing the percentage ownership of that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each person listed on the table is c/o Packeteer, Inc., 10201 North De Anza Boulevard, Cupertino, California 95014.

(2)	Based on a Schedule 13G/ A filed with the SEC on February 14, 2006. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is

deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on a Schedule 13G/ A filed with the SEC on March 1, 2006.

(4)	Based on a Schedule 13D filed with the SEC on November 22, 2005.

(5)	Based on a Schedule 13G filed with the SEC on January 26, 2006. Includes 1,643,323 shares held by Barclays Global Investors, NA and 370,162 shares held by Barclays Global Fund Advisors.

(6)	Includes 537,666 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2006.

(7)	Includes 24,650 shares held by Mr. Elliott, 445,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Elliott, of which 437,500 shares will be vested within 60 days of March 31, 2006, and 9,000 shares held by the Elliott Children’s Trust for the benefit of Mr. Elliott’s minor children, of which Wells Fargo is trustee.

(8)	Includes 340,896 shares held by the Steven J. Campbell Rev Trust DTD 5/22/2000, of which Mr. Campbell is trustee, and 71,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Campbell, of which 63,500 will be vested within 60 days of March 31, 2006.

(9)	Includes 30,628 shares held by the David C. Yntema Trust, of which Mr. Yntema is trustee, and 238,540 shares of Common Stock issuable upon exercise of exercisable and vested options held by Mr. Yntema within 60 days of March 31, 2006.

(10)	Includes 175,000 shares held by Mr. Graziano and 71,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Graziano, of which 63,500 will be vested within 60 days of March 31, 2006.

(11)	Includes 1,000 shares held by Mr. Cázares and 144,999 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2006.

(12)	Includes 506 shares held by Mr. Freitas and 127,958 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 31, 2006.

(13)	Includes 1,000 shares held by Mr. Puglia and 111,145 shares of Common Stock issuable upon exercise of immediately exercisable and vested options within 60 days of March 31, 2006.

(14)	Includes 85,000 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 77,500 shares will be vested within 60 days of March 31, 2006.

(15)	Includes 64,500 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 57,000 shares will be vested within 60 days of March 31, 2006.

(16)	Includes 45,000 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 17,500 shares will be vested within 60 days of March 31, 2006.

(17)	Includes 583,680 shares held by such individuals and 2,035,765 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 1,970,765 shares will be vested within 60 days of March 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION
      We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1999 Stock Incentive Plan (“1999 Plan”) and the 1999 Employee Stock Purchase Plan (the “1999 ESPP”), each of which have been approved by stockholders. In addition, certain nonstatutory stock options granted under individual arrangements, which have not been approved by stockholders remain outstanding. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans and individual arrangements as of December 31, 2005:

			Number of Shares
	Number of Shares to		Remaining Available for
	be Issued upon	Weighted-Average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Shares
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	6,329,443	$12.33	5,575,608	(1)
Equity compensation plans not approved by stockholders(2)	9,333	$0.25	—

Total	6,338,776		5,575,608

(1)	Includes 2,871,452 shares that are reserved for issuance under the 1999 ESPP. The shares that are reserved for issuance under the 1999 Plan and under the 1999 ESPP are subject to automatic increase on January 1 of each calendar year by a number of shares equal to 5% and 2%, respectively, of our outstanding shares as of the close of business on December 31 of the preceding calendar year.

(2)	Consists of nonstatutory stock options that remain outstanding under two individual arrangements. All such options were granted before our initial public offering in July 1999 pursuant to a plan under which options are no longer granted. These options have terms of ten years and are presently exercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors is responsible for discharging the Board of Directors’ responsibilities relating to the compensation and benefits of Packeteer’s executive officers and directors. The Compensation Committee is comprised of three directors that the Board of Directors has determined are “independent,” as such term is defined under the Nasdaq listing standards and the rules and regulations of the Securities and Exchange Commission. The members of the Compensation Committee are L. William Krause, Peter Van Camp and Craig W. Elliott. Mr. Elliott was appointed by the Board of Directors to the Compensation Committee in December 2005 and participated in deliberations with respect to executive compensation for fiscal 2005 only in connection with ratifying the achievement of executive bonus objectives for the second half of fiscal 2005 and approving the corresponding payment of executive bonuses.
      The Compensation Committee operates under a written charter adopted by the Board of Directors, which provides that it is the duty of the Compensation Committee in consultation with the Board of Directors to review and determine all compensation for the Chief Executive Officer. The charter also provides that it is the duty of the Compensation Committee to review and determine the salaries and bonuses of all other executive officers of Packeteer and to establish the general compensation policies for such individuals. The Compensation Committee, in consultation with the Board of Directors also has the sole and exclusive authority to make discretionary option grants to Packeteer’s executive officers under Packeteer’s 1999 Stock Incentive Plan. The Compensation Committee has the authority to retain its own advisers to assist in the performance of its duties, including the ability to approve the fees and the terms of engagement of such advisers.

Compensation Philosophy and Executive Compensation
      Packeteer is engaged in a very competitive industry, and its success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. The Compensation Committee believes that the compensation programs for Packeteer’s executive officers should reflect Packeteer’s financial performance and the value created for its stockholders. In addition, the compensative committee believes that compensation programs should support Packeteer’s short-term and long-term strategic goals and values and should reward individual contribution to its success.
      The Compensation Committee’s policy is to provide Packeteer’s executive officers with compensation opportunities which are designed to attract, retain and reward highly skilled individuals and are based upon the executive’s personal performance, Packeteer’s financial performance and the executive’s contribution to Packeteer’s financial performance.
      In order to align executive compensation with the Compensation Committee’s compensation policies, each executive officer’s compensation package is comprised of three elements:

•	a base salary that is competitive within the market and reflects the individual’s performance;

•	annual cash incentive bonuses tied primarily to Packeteer’s achievement of its financial performance goals; and

•	long term stock based incentive awards that are designed to strengthen the mutuality of interests between the executive officer and Packeteer’s stockholders.
      An independent compensation consulting firm advises the Compensation Committee regarding Packeteer’s executive compensation levels as compared to those of other companies within and outside of the industry.
      Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2005 fiscal year are described below. The design of Packeteer’s 2005 executive compensation package was substantially similar to Packeteer’s package for fiscal 2004. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

      Base Salary. The Compensation Committee seeks to set base salaries at a competitive level that takes into account the past performance of the individual. In setting base salaries for fiscal 2005, the Compensation Committee reviewed published compensation survey data for its industry prepared by an independent consulting firm. The Compensation Committee also reviewed detailed compensation data incorporated into the proxy statements of select companies it had identified as comparable by industry that was compiled and analyzed by the independent consulting firm. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is adjusted each year on the basis of:

•	the Compensation Committee’s evaluation of the officer’s personal performance for the year;

•	the competitive marketplace for persons in comparable positions; and

•	Packeteer’s performance and profitability.
      For fiscal 2005, executive officers base salary increases ranged from two percent to twelve percent.
      Annual Incentives. The Compensation Committee believes that annual variable incentive bonuses are most effective in improving Company performance when tied to Packeteer’s achievement of annual financial performance goals. The annual incentive bonus for the Chief Executive Officer and the other executive officers is based on an assigned target bonus level, expressed as a percentage of each officer’s base pay and adjusted to reflect Packeteer’s actual financial performance. The Compensation Committee reviewed compensation survey data for its industry prepared by an independent consulting firm. The Compensation Committee also reviewed data incorporated into the proxy statements of select companies it had identified as comparable by industry that was compiled and analyzed by the independent consulting firm. Target bonus levels for fiscal 2005 were unchanged from the prior fiscal year. For purposes of the determination of executive bonuses, Packeteer’s financial performance is measured in terms of revenue and operating income as compared to plan targets that are reviewed and approved by the Compensation Committee on a semi-annual basis. If earned, bonuses are paid semi-annually. Commissions paid to Mr. Cázares, Vice President of Worldwide Sales, in connection with the performance of Packeteer’s sales organization, are not part of this annual incentive bonus program. For fiscal 2005, bonuses were awarded in July 2005 and January 2006.
      Long Term Incentives. The Compensation Committee utilizes long-term stock-based incentive awards to strengthen the mutuality of interests between the executive officers and Packeteer stockholders. Generally, the Compensation Committee grants stock based incentive rewards to the executive officers on an annual basis. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of Packeteer’s Common Stock at a fixed price per share, which is the fair market value on the grant date, over a specified period of time not to exceed ten years. Each option generally becomes vested and exercisable in a series of installments over a 4-year period, contingent upon the officer’s continued employment. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by Packeteer during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee reviewed compensation survey data for its industry prepared by an independent consulting firm. The Compensation Committee also reviewed data incorporated into the proxy statements of select companies it had identified as comparable by industry that was compiled and analyzed by the independent consulting firm. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion. The Compensation Committee approved stock option awards for executive officers in fiscal 2005 ranging from 50,000 shares to 138,000 shares.
      Personal Benefits. Packeteer seeks to maintain equality among all of its employees. Accordingly, Packeteer does not provide its executive officers with personal benefit perquisites of any kind, nor are special dining or parking facilities provided to Packeteer’s executive officers. In addition, Packeteer’s health care and other insurance plans are applicable to all Packeteer employees, including its executive officers. The Compensation Committee believes this egalitarian approach to Packeteer’s executives is in the best interests of all employees and Packeteer stockholders.
      CEO Compensation. In setting the total compensation payable to the Chief Executive Officer for the 2005 fiscal year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies detailed in the published compensation survey data for its industry as well as detailed compensation data incorporated into the proxy statements of the sixteen companies it had identified as comparable by industry. At the same time, the Compensation Committee sought to make a significant percentage of the Chief Executive Officer’s compensation tied to Packeteer’s performance. With respect to Mr. Côté’s base salary for the 2005 fiscal year, the objective of the Compensation Committee was to be competitive with the base salary levels in effect for chief executive officers in similar companies and industries and to provide him with a level of stability and certainty each year and not have this particular component of compensation effected to any significant degree by Company performance factors. For the 2005 fiscal year, Mr. Côté’s base salary was approximately at the median of the base salary levels of other chief executive officers at the surveyed companies. Mr. Côté’s annual incentive bonus, however, was dependent upon corporate performance. The Compensation Committee awarded stock options to Mr. Côté in 2005 in order to provide him with an equity incentive to continue contributing to Packeteer’s financial success. The options will have value for Mr. Côté only if he remains employed by Packeteer during the vesting period, and then only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.
      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. Packeteer’s 1999 Plan has been structured so that any compensation realized by Packeteer’s executive officers in connection with stock options, stock appreciation rights and certain stock issuance, performance shares and performance unit awards granted under the 1999 Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation and such structure was approved by Packeteer’s stockholders at the 2005 Annual Meeting. Non-performance based compensation paid to the executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.
      It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Packeteer’s performance and the interests of Packeteer’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Craig W. Elliott
L. William Krause, Chairperson
Peter Van Camp

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the Compensation Committee for 2005 were Messrs. Krause, the chairperson, Van Camp and beginning in December 2005, Mr. Elliott. Except for Mr. Elliot who served as President and Chief Executive Officer of Packeteer between April 1996 until his retirement in May 2002, none of the members of the Compensation Committee were at any time during 2005, or have ever been, employees or officers of the Company.
      No current executive officer of the Company has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or Compensation Committee.
STOCK PRICE PERFORMANCE
      The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq National Market Composite Index and the Standard and Poors 500 Index fovr the period commencing December 29, 2000 and ending on December 31, 2005. The past performance of our Common Stock is no indication of future performance.
Comparison of Cumulative Total Return From December 29, 2000 through December 31, 2005 (1):
Packeteer, Inc., Nasdaq National Market Composite Index and S&P 500 Index

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Packeteer, Inc.	100	60	55	137	117	63

Nasdaq National Market Composite Index	100	79	54	80	87	89

S&P 500 Index	100	87	67	84	92	95

(1)	The graph assumes that $100 was invested in the Company at the closing price on December 29, 2000, in our Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our Common Stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
      We do not presently have any employment contracts in effect with any of our executive officers, except with respect to Mr. Côté, our current President and Chief Executive Officer. We provide incentives such as salary, benefits and option grants to attract and retain qualified employees.
      The employment agreement with Mr. Côté, our President and Chief Executive Officer, provides for the payment to Mr. Côté of a starting annual salary and annual bonus, subject to change at the discretion of the Board or the Compensation Committee of the Board. The agreement also provides that Mr. Côté’s employment is “at will”, and may be terminated by us at any time with or without cause. In the event that the Company terminates Mr. Côté’s employment without cause prior to a change in control, Mr. Côté shall continue to receive his monthly salary for a period of (i) six months, if terminated prior to the 12-month anniversary of his employment with Packeteer; or (ii) twelve months, if terminated after the 12-month anniversary of his employment with Packeteer. In the event that, within twelve months following the date of a change in control, Mr. Côté’s employment with us is either terminated by us without cause or by Mr. Côté due to a substantial diminution in duty, Mr. Côté shall receive his then current base salary as a severance payment for a period of twelve months. Pursuant to the agreement, Mr. Côté was also granted an option under our 1999 Plan to purchase 600,000 shares of our Common Stock. In the event of a change of control following which Mr. Côté is not the President and Chief Executive Officer of the surviving entity of such transaction, any unvested option shares under such option grant then held by Mr. Côté would accelerate and become vested in the following increments: (i) 25% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté within 12 months of the closing date of such a change of control transaction, shall become vested and exercisable; (ii) 50% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté within the period beginning 24 months prior to the closing date of such a change of control transaction and ending 12 months prior to such date, shall become vested and exercisable; and (iii) 100% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté during any period more than 24 months prior to the closing date of such a change of control transaction, shall become vested and exercisable.
      In the event of a change of control, Mr. Yntema, our Chief Financial Officer, will receive his base salary and bonus for one year.
      Options granted to the executive officers named in the summary compensation table under our 1999 Plan are or will be subject to the following provisions in the event of a change in control of the Company:

•	Each outstanding option granted under the Discretionary Option/ Stock Appreciation Rights Grant Program will automatically vest in full, unless it is assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares; and

•	All unvested shares of our Common Stock that were issued upon exercise of options granted under the Discretionary Option/ Stock Appreciation Rights Grant Programs or under the Restricted Stock/ Restricted Stock Unit Program and which are outstanding at the time of the change of control will automatically vest in full, unless the Company’s repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect.
      In addition, the Compensation Committee, as administrator of our 1999 Plan, has complete discretion to grant options under the Discretionary Option/ Stock Appreciation Rights Grant Program with terms that provide that such options will become automatically exercisable and vested in full in the event the optionee’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect. Furthermore, under the terms of our 1999 Plan, the Compensation Committee has the discretion to grant options under the Discretionary Option/ Stock Appreciation Rights Grant Program with terms that provide that such options will automatically vest in full upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.
      Under the 1999 Plan, a change in control will be deemed to occur upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We are asking our stockholders to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006.
      KPMG LLP has served as our independent registered public accounting firm since January 1996. Representatives of KPMG LLP are expected to be present at the 2006 Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Vote Required
      Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. In the event that ratification of this selection of our independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of an independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Packeteer’s and its stockholders’ best interest.
Recommendation of the Board
      The Board unanimously recommends that the stockholders vote “FOR” the ratification of the Audit Committee’s appointment of KPMG LLP as Packeteer’s independent registered public accounting firm for the year ending December 31, 2006.

AUDIT COMMITTEE REPORT
      The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2005, which include the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated income statements, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, and the notes thereto. Except for the information concerning fees incurred by us concerning services performed by KPMG LLP, the information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference in such filing.
      The Audit Committee oversees Packeteer’s financial reporting process on behalf of the Board, reviews the financial information issued to stockholders and others, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of discussions in the financial statements, and monitors the systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. KPMG LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.
Review with Management
      The Audit Committee has reviewed and discussed our audited financial statements with management.
Review and Discussions with Independent Registered Public Accounting Firm
      The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.
      The Audit Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with KPMG LLP their independence from the Company.
      The Audit Committee discussed with the Company’s independent registered public accounting firm, with and without management present, the overall scope and plans for their audit, the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. Packeteer incurred the following fees for services performed by KPMG LLP in the fiscal year ended December 31, 2005 and 2004:

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$963,200	$916,305
Audit-Related Fees(2)	16,281	81,538
Tax Fees(3)	197,459	135,888
All Other Fees(4)	2,694	2,600

Total Fees	$1,179,634	$1,136,331

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. For fiscal 2005 and 2004, audit fees also included audit services related to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding our internal controls over financial reporting.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For fiscal 2004, this category includes a transfer pricing study for our Canadian subsidiary and the completion of an analysis of our cost sharing arrangements and cost allocation methodologies with our international subsidiaries begun in fiscal 2003.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. In both fiscal 2004 and 2005, this category included fees related to subsidiary statutory filing requirements.
      The Audit Committee has determined that all services performed by KPMG LLP are compatible with maintaining the independence of KPMG LLP. In addition, since the effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, the Audit Committee has and will continue to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
      The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees and fees for other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report its pre-approval decisions, if any, to the Audit Committee at its next meeting. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.
Conclusion
      Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of KPMG LLP as the Company’s independent registered public accounting firm.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Steven Campbell
Joseph Graziano, Chairperson
Bernard F. Mathaisel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We have entered into indemnification agreements with each of our directors and officers and certain other employees that may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the directors and officers against certain liabilities, other than liabilities arising from willful misconduct of a culpable nature, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. We have a directors’ and officers’ insurance policy to cover our obligations under these agreements.
      All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who hold more than ten percent of the outstanding Common Stock to file reports with respect to their ownership and changes in ownership with the SEC. Based upon (i) the copies of Section 16(a) reports which we have received from such persons for their 2005 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2005, the Company believes that all reporting requirements under Section 16(a) for such year were met in a timely manner by its directors and executive officers and each holder of more than ten percent of the outstanding Common Stock.
ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS
      Upon written request to the Corporate Secretary, David C. Yntema, 10201 North De Anza Boulevard, Cupertino, California 95014, the Company will provide without charge to each person solicited a copy of the 2005 Annual Report on Form 10-K, including the Financial Statements and Financial Statement Schedules filed therewith.
      Appendix A to this Proxy Statement contains the Annual Report to Stockholders, including Management’s Discussion and Analysis, the Consolidated Financial Statements and other investor information.

By Order of the Board of Directors of Packeteer, Inc.,

David C. Yntema
Secretary
Cupertino, California
April 14, 2006

          EXHIBIT A
PROXY — PACKETEER, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of Packeteer, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2006 Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2006, and hereby appoint(s) Dave Côté and David C. Yntema, and each of them, proxyholders and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Packeteer, Inc. to be held May 24, 2006, at 10:00 a.m., Pacific Time, at the Cypress Hotel, 10050 South De Anza Boulevard, Cupertino, California 95014, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.
     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
CONTINUED AND TO BE VOTED ON REVERSE SIDE
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

     To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

     To vote using the Internet
•	Go to the following web site:

WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 24, 2006.
THANK YOU FOR VOTING

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A      Election of Directors
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote “FOR” the listed nominees to serve until 2009.

	For	Withhold

01 - L. William Krause	☐	☐

02 - Bernard F. (Bud) Mathaisel	☐	☐

03 - Peter Van Camp	☐	☐
B      Issues
The Board of Directors recommends a vote “FOR” the following proposal.

		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

3.	In their discretion, the proxyholders are authorized to vote upon any other business that may properly come before the meeting and any adjournment or postponement thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
C      Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.
Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)
☐☐/☐☐/☐☐☐☐